Exhibit 14.1

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BELDEN

CODE OF CONDUCT

KEEPING OUR PROMISES

CONTENTS

DO YOU HAVE A CONCERN?

Raise your voice by contacting our reporting hotline today.

A LETTER FROM OUR CEO



With every connection Belden makes, we bring the future closer, building new pathways that link people, information, and industries around the world. For over a century, Belden employees have created value for our customers and done so with integrity. That is our legacy and our ongoing promise.

We also understand that making promises is easy, but keeping them is what matters most. When we keep our promises, we respect our fellow colleagues, earn our customers' trust, and preserve the strong reputation we have built. We succeed by living our Values every day. Our Code of Conduct ("the Code") shows us how – by working in a way that upholds the law, respects others, and helps us do what's right.

Think of the Code as a guidebook rather than a rulebook. It's designed to help you handle common ethical situations and make decisions that reflect the very best of what Belden stands for. When you have questions, the Code can point you in the right direction for help. Your job now is to read the Code carefully and use it to guide your every interaction at Belden.

Remember, we are the keepers of Belden's legacy. Our good name is in your hands, and we rely on you to represent it well. With our collective commitment to doing what's right, we'll continue to keep our promises to our employees, customers, and shareholders.

Roel Vestjens
President and Chief Executive Officer

OUR VALUES

At Belden, we're devoted to being our best. We provide the drive to succeed and our Values provide the inspiration. They define what we believe as a company and how we achieve our goals.

CUSTOMERS DEFINE OUR SUCCESS

- We keep our promises to our customers.
- We earn our customers' loyalty.
- We create value for our customers.

WE PLAY TO WIN

- We measure and hold ourselves accountable for our performance.
- We outperform the competition.
- We create exceptional value for our shareholders.

CONTINUOUS IMPROVEMENT IS OUR WAY OF LIFE

- We utilize the Belden business system.
- We improve quality, delivery, and cost.
- We eliminate waste from all processes.

WE REACH FOR GREATNESS

- We use SDP to drive breakthrough results.
- We stretch to create innovative processes.
- We learn from our failures.

WE SUCCEED TOGETHER THROUGH TEAMWORK

- We learn from each other as One Belden.
- We value inclusivity and diverse opinions.
- We do not accept silent disagreements.

WE INVEST IN TALENT

- We attract and retain the best talent.
- We pay for performance.
- We actively develop all associates and promote from within.

HOW TO USE OUR CODE



OUR SUCCESS IN KEEPING OUR PROMISES DEPENDS ON THE DAILY CHOICES WE MAKE. OUR CODE OF CONDUCT IS THE TOOL WE RELY ON TO CHOOSE WHAT'S RIGHT AND BRING OUR VALUES TO LIFE.

OUR CODE

Every day at Belden presents new opportunities – ways for us to innovate and design for the future. As employees, we're able to stretch ourselves and our capabilities, never standing still. We work in an exciting place and in a variety of increasingly complex industries. When those complexities involve ethical challenges, the right course of action may not always be clear.

That's why we have our Code of Conduct – to help you use your best judgment and make the best decisions for our Company, customers, and shareholders. While the Code can't address every possible situation, it is the best place for you to start. It offers simple and sound advice on upholding the laws that apply to our business and bringing unquestionable integrity to all of our daily interactions.

WHAT'S IN THE CODE?

- Overviews of ethical topics and why they're important to our business
- The promises we make and the actions we take to fulfill them
- "Our Policy in Practice" real ethical situations you could face
- Links to our policies for more information
- Decision-making tools and important points to consider
- Resources to contact for more help

THE CODE IS FOR ALL OF US.

That means everyone who works on Belden's behalf must live up to the same high standards, complying with the Code, our policies, and the laws that apply to our business. In other words, no matter your role at Belden, the Code applies to you – with no exceptions. It includes all employees of Belden's subsidiaries and affiliates, full-time and part-time employees, senior leaders, officers and directors, and contractors – at every location around the world.

In addition, employees are provided and are required to acknowledge receipt of this Code at the start of employment and annually thereafter.

WAIVERS OR CHANGES TO THE CODE.

As laws change, Belden may make occasional updates to the Code or grant limited waivers. Belden's Board of Directors has oversight responsibility for this Code. The Nominating and Corporate Governance Committee of the Board will periodically review and assess the appropriateness of the principles and policies herein and make recommendations to the Board, as appropriate. Belden's Compliance Team, which includes the Legal Department, is responsible for the implementation of this Code. Waivers happen rarely and may only be made and approved by the Board of Directors. We will disclose any waivers promptly to shareholders, in compliance with all applicable laws, rules, and regulations.

OUR RESPONSIBILITIES

As you read through the Code, you'll discover what "Keeping Our Promises" means to Belden. The first step is understanding what the Company expects from you.

Each of us shares the responsibility to:

Live our Values. Embrace our Values and let them guide every action. Also read and follow the Code and any policies that apply to your work.

Learn about the law. Our business is subject to a variety of laws and regulations. Learn which ones apply to you and ask questions if you're ever unsure what is required.

Speak up for what is right. Stay alert for any activity that breaks our promises or appears to violate our Code, policies, or the law. That means voicing your concerns even if it's not clear that a violation has happened.

If you're a manager, you have added responsibilities:

Set the best example. Your team looks to you as a model of good behavior, so let them see you reflecting our Values and following our Code in everything you do.

Be there to help. When your team has questions or wants to talk, make time for them. Know the Code well and be able to answer questions about it or refer them to other resources for help.

Act quickly. If you learn about or suspect possible misconduct, don't wait. Voice your concerns right away to the appropriate resource.

Enable your team to follow the Code. Consistently apply the principles of the Code and don't tolerate retaliation against any reporting employee.

MAKING ETHICAL DECISIONS

Belden expects us to use our best judgment and make good decisions, but there may be times when the right choice isn't clear. If that happens, ask yourself these questions:


Is this action legal?
Is it a good reflection of our Values?
Does it align with our Code and our policies?
Is it good for Belden and our customers?
Would I be comfortable telling others about my actions?

The best possible outcome is being able to answer "**yes**" to every question. That means the action you're considering taking is probably okay. If you answer "**no**" or "**maybe**" to any of them, pause and reconsider. An even better option: Ask for help before taking any action.

HELP SOMEONE ELSE

Sometimes a coworker may be wondering what to do. Or even worse, about to take a wrong turn. Don't watch it happen. Talk to them and point them back to our Code and our policies – or to a resource where they can get help.

VIOLATING OUR CODE

When someone violates Belden's Code, our policies, or the law, they also fail to live up to our Values and damage our reputation and relationships. The same is true if you ignore someone else's misconduct – it can cause just as much harm.

Belden takes violations seriously. That's why it's so important to voice your concerns if you become aware of possible misconduct. If an investigation reveals a violation of our Code, the consequences can be serious. We will take appropriate disciplinary action – even up to dismissal. If a law has been broken, those involved could also face civil or criminal fines or other penalties.

VOICING YOUR CONCERNS

One of the most important things you can do for our Company is speak up when you think you see something wrong. This means letting us know right away if you become aware of something that goes against our Values or violates our Code, policies, or the law. Even if you're not sure if an action is really a violation, it's vital to voice your concerns.

WHERE SHOULD I TURN?

We understand it can sometimes be difficult to share a concern, but there are a variety of options available to you:

- Your manager
- Human Resources
- The Belden Compliance Team, which includes the Legal Department and the Internal Audit Department. This team can be reached via email: ombudsman@belden.com
- Our ethics and compliance Hotline, which has an anonymous reporting option, and is available 24 hours a day, seven days a week:

  By phone at 1-800-461-9330 in the United States and Canada

  Or online at www.belden.com/ethics

NOTE: Our ethics and compliance Hotline is powered by a third-party platform, called Convercent. When you visit the website, you'll find a list of local phone numbers for areas outside the U.S. and Canada as well as a link to the Belden associate Compliance Portal.

Regardless of which option you choose, we will take your report seriously, treat it confidentially to the extent possible, and address it promptly. You can even report anonymously through the Hotline, wherever permitted by law.

THEN WHAT HAPPENS?

After you report a concern, it immediately goes to the appropriate Company representative for a confidential review. Keep in mind that only the people who need to know about your report will see it. Then we decide if it should be investigated. If an investigation is warranted, it is referred to the appropriate team. Most of the time, you won't hear specific details of an investigation, but we will make every effort to notify you of the results.

YOUR RIGHT TO SPEAK

We support your right to speak out publicly about matters of public concern or engage in certain activities related to the terms and conditions of your employment. Nothing in this Code or in any of our policies is intended to limit or interfere with your right to engage in concerted activities protected under Section 7 of the U.S. National Labor Relations Act or any other applicable law in any country in which Belden operates, such as discussions related to wages, hours, working conditions, health hazards, and safety issues.

FIND OUT MORE

Speaking Up Policy

OUR NON-RETALIATION POLICY

We want you to feel confident and secure voicing your concerns. That is why we will never tolerate retaliation of any kind against you for reporting something in good faith or cooperating with an investigation.

What matters is that you sincerely believe your report to be true – or you're concerned enough to let us know about it. That is how we prevent harm from being done to Belden employees, customers, or anyone else impacted by our business – by identifying risks early.

Voice your concerns if you believe you or anyone else has experienced some kind of retaliation, which could include dismissal, demotion, reassignment, or any other retaliatory act.

FIND OUT MORE

Speaking Up Policy

DID YOU KNOW?

Retaliation itself is a violation of our Code and will result in disciplinary action – possibly termination.

OUR POLICY IN PRACTICE

I'm concerned that one of my coworkers may have done something that violates our Code, and I'd like to report it. But because we work in a small team, this person will probably know it was me. What should I do?

You should voice your concerns right away. If you suspect a violation, you have a responsibility to let us know. That is the only way we can identify something harmful and take action to address it. If nobody speaks up, more harm could be done. Remember, we will handle the information discreetly and will not tolerate retaliation against you for voicing a concern.



OUR PROMISES TO EMPLOYEES



THE PEOPLE WHO WORK AT BELDEN DELIVER GREAT PRODUCTS AND SERVICES FOR OUR CUSTOMERS AND RETURNS FOR OUR SHAREHOLDERS. TO ENABLE THEM TO THRIVE AND DELIVER THEIR BEST RESULTS, WE AIM TO CREATE A WORKING ENVIRONMENT THAT IS SAFE AND RESPECTFUL.

A SAFE AND HEALTHY WORKPLACE

OUR PROMISE

We recognize that our employees can only truly thrive in a healthy and safe work environment. That's the kind of workplace we're committed to providing, and we rely on every employee to help us by following our procedures and reporting harmful situations.

OUR ACTIONS

Follow all safety standards. We won't compromise when it comes to safety in our daily work. It's up to you to know and follow all health and safety standards in your location, whether at a Company facility, or in a work-from-home situation. That means completing all required training and carefully following our procedures. It also means staying alert and promptly reporting potential hazards or injuries that have occurred at work. If you feel uncomfortable performing your job duties because of safety risks, please speak up. Additional training and/or protective gear can be provided to increase your comfort level.

Prevent substance abuse. When you come to work, we expect you to be at your best and ready to work. Never work under the influence of alcohol or drugs (whether they're illegal substances, prescription, or over the counter), which could impair your decision-making and put everyone at risk. We do make exceptions to this rule during authorized Company events where alcohol is served, expecting that you will be responsible and practice moderation. While being under the influence of legal or illegal substances at work is absolutely prohibited, we care about the health and well-being of our employees. If you believe you have a substance abuse problem, please reach out to our internal resources for help.

Keep violence out. Our workplace is a safe place, free from weapons and violence. Never bring weapons onto Belden property or while working on our behalf. Voice your concerns if you're ever aware of a weapon at work or if you witness anyone being threatened in any way. Don't wait for violence to escalate.

Ensure fair wages and hours. Working reasonable hours and receiving fair compensation is key to every employee's well-being. To make sure this happens, record your time honestly (if you're an hourly or non-exempt employee) and follow our requirements for proper meal and break times. If you're a manager, help ensure that everyone is paid properly for time worked and employees can freely organize and negotiate the terms and conditions of their employment.

WHAT SHOULD I REPORT?

- Unsafe actions
- Hazards and safety violations
- Substance abuse
- Weapons at work
- Threats
- Warning signs of violence
- Unreasonable work hours

Letting us know about these and any other concerns protects you and makes Belden a better place to work.



RESPECT AND INCLUSION

HOW DO WE MAKE EMPLOYMENT DECISIONS?

We only base them on:

- Job requirements
- Merit
- Skills
- Qualifications
- Performance

We never base them on:
Personal bias or any factor like race, color, national origin, religion, age, sex, sexual orientation, gender identity, disability, or any other characteristic protected by law.

FIND OUT MORE

Harassment, Discrimination & Retaliation Policy

OUR POLICY IN PRACTICE

One of my coworkers keeps telling sexist jokes and sharing cartoons that I find offensive. Nobody else seems to mind. What should I do?
Your coworker's behavior is not appropriate, and you shouldn't have to tolerate it. Others may be offended as well, so if you can, you should talk to your coworker. Make it clear that you find this offensive. If you feel you can't speak to your coworker, or if the bad behavior continues after you talk, voice your concerns using another internal resource.

OUR PROMISE

Belden is committed to ensuring that our workplace is respectful, fair, and never hostile, inappropriate, or unwelcoming. Each of us has a responsibility to share in that commitment through our own inclusive behavior.

OUR ACTIONS

Help prevent harassment. Being courteous in every interaction is the foundation of a respectful workplace. Be aware of your own actions and treat others (coworkers, customers, or anyone else you work with) as you would want to be treated. Help prevent harassment by learning to recognize it and speaking up about it. Harassment can be verbal, physical, or visual in nature and can be in person or online, at work, or after hours. Examples of harassment could include:

- Demeaning or derogatory jokes, slurs, threats, or name-calling
- Unwelcome physical contact, sexual advances, or shoving
- Bullying, mobbing, intimidation, or exclusion
- Offensive emails, social media postings or messages, cartoons, drawings, or pictures
- Intimidating behaviors like staring or threatening gestures

Promote diversity and inclusion. Belden is an equal opportunity employer, following both the letter and spirit of employment laws. We understand that a fair and inclusive environment is a more productive one, so we emphasize fairness in all employment practices. If your work involves recruiting, hiring, or managing others, always be:

- **Fair** – Never discriminate against anyone in an employment decision.
- **Helpful** – Work to accommodate employees or applicants with a disability or who need special assistance.
- **Unbiased** – Never allow personal biases to affect your decisions or the way you treat others.
- **Appreciative** – Recognize and learn from the different ideas, talents, and perspectives of others.

Speak out. If you experience discrimination or harassment of any kind, or you suspect that it's occurring, don't ignore it. Voice your concerns immediately so the Company can take appropriate action.



EMPLOYEE PRIVACY AND DATA PROTECTION

WHAT IS PERSONALLY IDENTIFIABLE INFORMATION?

It's anything that could identify someone, including their:

- Name
- Date of birth
- Government identification number
- Phone number
- Home address
- Credit card or banking number
- Email address

FIND OUT MORE

Belden Employee GDPR Information Page

Belden Data Privacy Policy

OUR POLICY IN PRACTICE

I received an email from a customer requesting the home address for my coworker, who has been out sick. They want to send a get well card and flowers. Is it okay to share this information since they know each other?

No, it isn't. Even though the customer may have a working relationship with this employee, you should never share an employee's personal information with anyone who isn't authorized and doesn't have a business need to know it. Advise them to send a card to the office instead.

OUR PROMISE

When we do business, we deal with data – often personally identifiable information (PII) from our employees. Keeping that information private is essential to our relationships with employees, so we handle it carefully and in compliance with privacy laws.

OUR ACTIONS

Know and follow the law. Privacy laws differ around the world, and they've never been more important, as they help to ensure proper handling, storage, and disposal of personal data. If you come in contact with PII in your work, follow the laws that apply in the countries where you do business to prevent improper disclosure.

Practice everyday protections. Disclosing PII improperly (even if it's unintentional), can violate data privacy laws. When accessing PII belonging to an employee, treat it like your own information. That includes:

- Only accessing it when it's needed for legitimate business
- Gathering the minimum amount of information needed
- Honoring requests for information to be deleted
- Being transparent about how you use PII
- Ensuring that our business partners treat PII the same way
- Carefully following Belden's cybersecurity and data classification procedures to protect our networks, systems, and sensitive information
- Storing PII with care, only on approved Company networks

Ask questions and speak up. If you're ever unsure of how to properly handle PII or how a particular law or requirement applies to you, ask for guidance from the Data Privacy Team. If you ever become aware of unauthorized disclosure of PII, email the Data Privacy Team immediately.



OUR PROMISES TO CUSTOMERS



WHEN OUR PARTNERSHIPS AND BUSINESS PRACTICES REFLECT OUR VALUES, IT SHOWS IN OUR WORK AND IN OUR CUSTOMERS' SUCCESS.

QUALITY PRODUCTS AND SERVICES

WHY COLLABORATION IS KEY

When we work closely with vendors and suppliers, it help us:

- Ensure that our third party partners meet our ethical and operational standars
- Identify problems early on
- Ensure quality at every stage
- Take steps to address quality concerns

OUR PROMISE

We understand the importance of quality to our customers. They expect the best from Belden's products and services, and we're determined to never let them down. We rely on every employee to hold themselves to the highest possible standards and never allow us to produce anything that falls short of our customers' expectations.

OUR ACTIONS

Expect the same from vendors and suppliers. If you work with any of Belden's third-party partners, get to know them well – how they work and how they ensure safety and quality. Collaborate with them to manage any problems, and remember, the work they do either goes into our products or supports our business, so insist on the highest possible standards.

Follow product standards and regulations. If your job involves manufacturing our products, know and carefully follow our procedures as well as any applicable rules and regulations to help us ensure safety and quality. Don't take or tolerate shortcuts, and don't make exceptions with developing, manufacturing, or testing our products. If a product doesn't meet our high standards, it shouldn't leave our control.

Practice fair and honest marketing. If you do marketing work for Belden, help ensure that everything we say about our products and services is reliable and complies with all advertising laws and regulations. Never mislead customers – be honest about every product's quality, features, and availability. Get approval for any claims we make and be able to back them up with well-documented evidence. Also be honest in labeling; make sure all labels and marketing materials are approved before dissemination.

Monitor our supply chain. We need to build in quality at every stage, so help protect our supply chain and distribution system from lapses in quality, safety, or security. If you become aware of any Belden employee or business partner compromising the integrity of our products or supply chain, voice your concerns immediately.

OUR POLICY IN PRACTICE

I work in manufacturing, and I have an idea that could speed up production. It involves changing our procedures. I've already tried it, and it seems to work well. Can I suggest that my coworkers adopt it?

Not yet. The procedures we have in place already consider safety and quality. While we value and encourage continuous improvement of our processes, any changes to our procedures must be approved before they are implemented. Discuss your idea with your manager so we can look into it properly. Your idea could be adopted eventually, but in the meantime, carefully follow our procedures.



FAIR DEALING

OUR PROMISE

Belden succeeds because we work with integrity and act fairly in every transaction and interaction. We expect every employee and anyone who works on our behalf to take the high road, competing fairly and dealing fairly and honestly in the marketplace.

OUR ACTIONS

Support fair competition. When we compete, we do so fairly – never using unfair tactics. Know and follow competition laws and avoid any acts that could appear to prevent someone else from competing. Because competition laws vary around the world, you need to know which laws apply to your work, where you work. Ask for help if you're ever unsure how a certain law applies to you or how to handle specific agreements or transactions.

Interact carefully with competitors. If you ever come in contact with a competitor, whether it's at a trade show, an industry event, or anywhere else, be careful what you discuss. Avoid any conversations that look like you're agreeing to limit competition. If a conversation takes an anti-competitive turn, point out that the discussion is inappropriate and excuse yourself. Then notify the Legal Department about it right away.

Gather information ethically. Every business seeks to learn as much as possible about the competition, but if you gather this information for your job, only use information that can be found through public sources. Never use information that has been obtained illegally or unethically, like confidential information gathered from a former employee of a competitor.

FIND OUT MORE

Antitrust Policy

CAN WE TALK?

To know if a conversation with a competitor is inappropriate, ask yourself: Does this conversation ...


Fix prices or terms of sale?
Exclude a new competitor?
Determine what products or services we offer?
Split markets, customers, or territories?
Promote a boycott?
Rig the outcome of a bid?

Answering **"yes"** to any of these means you should stop the conversation, and report it right away.

ETHICAL GOVERNMENT CONTRACTING PRACTICES

OUR PROMISE

Transparency and accountability are fundamental to any business relationship but are especially important in government contracts. When we work with the government or a government-owned entity, we have a responsibility to follow the special rules and regulations that apply to our contracts and always focus on integrity.

OUR ACTIONS

Be a trustworthy partner. Government contracting can be complex, so get to know the laws and regulations that apply. If you deal with government officials, contracts, or government-owned entities, follow contract specifications carefully, never substituting material or vendors or failing to perform required tests or inspections.

Ensure accuracy. Always provide truthful, accurate, and complete information to the government, whether you are assisting in an audit or investigation or creating reports, certifications, or statements. Assign all time and cost allocations accurately and manage records responsibly – never disposing of them until the end of their retention period.

Compete fairly. When bidding on or preparing a proposal for a government contract, make sure you know and follow all requirements. Also follow competition laws to make sure that your actions promote fair and open competition. See Fair Dealing for more information.

Avoid improper offers. Remember that rules related to gifts and entertainment are stricter with government officials. When interacting with these officials, never offer a gift, entertainment or anything of value (including meals). Also avoid any conversations about employment opportunities at our Company, even casual conversations. See Appropriate Business Gifts and Entertainment for more information.

FIND OUT MORE

Global Anti-Corruption Policy

Antitrust Policy

Gifts and Entertainment Policy

OUR POLICY IN PRACTICE

I work regularly with a government official on a particular contract. One day she mentioned that one of her children was looking for a job. She laughed and asked if Belden was hiring. I'm not sure if she's joking, but would it be okay to refer her to an opportunity posted on our website?

No, it wouldn't. Even if you didn't initiate the conversation, mentioning an opportunity to a government official could violate the law and appear as a bribe. Let this official know that this is inappropriate to discuss.

DID YOU KNOW?

Violations of government contracting laws undermine trust in Belden. They can also lead to administrative, civil, or even criminal penalties, both for our Company and for you.

If you have a question about a government contract or any dealing with a government official, ask for guidance before you act.

DUE DILIGENCE IN SELECTING AND USING THIRD PARTIES

OUR PROMISE

Our business is built on productive relationships with vendors, suppliers, and other third parties. We value our business partners and all play a role in maintaining these relationships by working together honestly and ethically and sharing a commitment to our high standards.

OUR ACTIONS

Choose our partners carefully. If your job involves selecting Belden's business partners, be fair and objective throughout the process. Follow our established processes to conduct proper due diligence to ensure that the third party is reputable and reliable. Choose them based only on Belden's needs and goals (along with price, quality, and service). Never base them on your personal bias or interests.

Work together with integrity. In all of your interactions with third parties, make sure your actions reflect our Values. Treat them like coworkers – honestly and respectfully. Avoid potential conflicts of interest by never accepting inappropriate gifts or favors from them.

Monitor third-party work. When you work with business partners, help them understand our Code, our Values, and when needed, our policies. Watch their work to make sure they are representing Belden with integrity and focus on delivering the best quality and value to our customers.

WHO ARE OUR BUSINESS PARTNERS?

They include:

- Vendors
- Suppliers
- Distributors
- Contractors
- Consultants
- Sales representatives
- System integrators

FIND OUT MORE

Third-Party Sales Organization Policy



CUSTOMER/THIRD-PARTY PRIVACY AND DATA PROTECTION

OUR PROMISE

Being in business requires trust, collaboration, and a great deal of shared information between Belden and those we work with. We take our responsibility to protect third-party confidential information from misuse or disclosure seriously.

OUR ACTIONS

Secure confidential information. Through your work, you could be exposed to confidential information belonging to our customers, third parties, and even competitors. It's up to you to understand their expectations regarding using and disclosing this information, limiting access to it, and never disclosing it without its owner's authorization. If you're aware of a breach of this information, contact the Data Privacy Team immediately.

Recognize and respect intellectual property. If you are ever exposed to information like patents, copyrighted materials, or trade secrets belonging to a customer or a third party, that is intellectual property. It's something a company develops that makes them unique. Keep this information secure. That means accessing and storing it with care and never sharing it with anyone who isn't authorized or sending it over an unsecured network or device.

Acquire software responsibly. Keep in mind that software is a type of intellectual property, and it's protected by copyright laws and other protections. If you acquire software from others and plan to install it on a Belden device, check first with IT to ensure that it is done properly and legally.

PROTECT IT LIKE IT'S OURS

Treat others' information with the same care that you would treat the Company's information – or even your own.

It is sensitive and valuable, so don't share it or allow it to fall into anyone else's hands.

FIND OUT MORE

Data Privacy Policy

OUR POLICY IN PRACTICE

We recently hired a new employee, and during a team meeting, this individual shared information about a previous employer that sounded confidential. Is it okay to use this information to Belden's advantage?

No, it is not. Let the new employee know that this information belongs to another organization and shouldn't be shared. Also let others who attended the meeting know the same thing. If you are uncomfortable speaking to the new employee or the meeting participants directly, ask your manager to intervene. Simply put, it is confidential and it is not ours, so we cannot use it.



OUR PROMISES TO SHAREHOLDERS



OUR FOCUS ON THE PRINCIPLES OF STRENGTH, GROWTH, AND EXPANSION START WITH AN UNCOMPROMISING COMMITMENT TO ETHICAL BUSINESS PRACTICES.

COMPANY ASSETS

OUR PROMISE

Belden's assets are vital tools for our business. We rely on them to keep our Company running, so we're committed to protecting them. As employees, we all utilize Company assets to do our jobs, so we use them responsibly and make sure they're not lost, misused, or wasted.

OUR ACTIONS

Recognize what to protect. Our assets come in different forms, but it's up to us to protect them all:

Information Assets – We are an innovative company, so much of our work revolves around information that Belden creates and gathers, including:

Confidential information

This is sensitive information about Belden, our customers, or third parties that is not available to the public and can be harmful if it's exposed. It could include information about:

Potential acquisitions	Capital investment plans
Marketing plans	Projected sales or earnings
New product ideas	Manufacturing methods
Third-party or customer lists	Employee lists and salaries

Intellectual property

This is anything that Belden or its employees create that makes our Company unique and competitive. It could include things like:

Product development plans	Software and manufacturing technology or know-how
Customer or supply lists	Designs, inventions, or strategies
Copyrights and patents	Trade secrets, research, or discoveries
Creative materials	Trademarks, brand names, slogans, or logos

Physical and Electronic Assets – These are more tangible assets, or things the Company provides us for business use, such as our facilities, furniture, office supplies, computers, equipment, hardware, tools, materials, and vehicles. It also includes electronic assets like our information technology, email, and voicemail systems, and internet access.

Help protect what's ours. Adhere to the confidentiality agreement you signed when you joined our Company. Only store and access information assets on approved Belden systems and devices and never share them on unsecured networks, in public, or with anyone who isn't authorized and doesn't have a business need for them. Also secure Company devices, secure your password, and follow our IT and security policies to prevent unauthorized access to our facilities, systems, and information.

Share your concerns. If you believe our information or physical assets have been compromised, damaged, misused, or breached, voice your concerns immediately.

FIND OUT MORE

- Copyright Policy
- Trademark Policy
- Patent Policy
- Trade Secrets Policy

OUR POLICY IN PRACTICE

Through my job, I have learned that Belden is developing a new product. Is it okay to share this news with my immediate family if I ask them to stay quiet about it?

No. This is confidential information, and you can't rely on family members to protect it properly. Keep this information to yourself. Only discuss it when it becomes public knowledge or with those who have a legitimate business need to know.

RESPONSIBLE COMMUNICATIONS

OUR PROMISE

The things we say about Belden have the potential to help or harm our business and our reputation. Careless or unethical communication could violate our policies or the law, so we must ensure that our communications are always accurate and aligned with our Values.

OUR ACTIONS

Be responsible in internal communications. Belden's email, voicemail, and other devices are here for your business communications – not for personal use. In fact, the things you say on Company devices and systems are Company property. You shouldn't expect privacy when using these systems. Your communications should reflect our Values and follow our policies. They should never be offensive, abusive, or threatening to anyone. Communicate in a productive and helpful way, protecting people, information, and our reputation.

Help ensure a consistent public voice. It's critical for Belden to be consistent and professional when communicating with the public. You can help by allowing our Company to speak for itself. That means not speaking on Belden's behalf, either online or in public, unless you are authorized. If you see an opportunity to speak for us, recognize that you might be misunderstood (even if you intend to be helpful). Instead, refer it to the appropriate Company resource.

Use care on social media. In general, it is best to maintain separation between your personal affairs and your professional life. When using social media, never give the impression that you speak on Belden's behalf. If you talk about Belden, make it clear that you are an employee and your opinions are your own.

REFERRING REQUESTS

If you receive a request for comment by someone outside of Belden: Refer media requests to Corporate Communications.

Refer financial questions to Investor Relations.

FIND OUT MORE

Public Relations Policy

Social Media Guidelines



CONFLICTS OF INTEREST

OUR PROMISE

We're dedicated to our Company's success. We act in its best interests and do not allow personal interests, activities, or relationships to influence the business decisions we make. As employees, we take care to recognize and avoid the types of situations that could create a conflict of interest, or even the appearance of one.

OUR ACTIONS

Be alert. Conflicts of interest are not always easy to recognize, but there are some situations where they are more likely to arise:

- **Financial interests** – Owning or having a significant investment in a company that conducts, or wants to conduct, business with us or competes with our Company – including channel partners and end customers
- **Outside employment** – Working for a company that conducts, or wants to conduct, business with us or competes with our Company, or working at a second job that impacts the time, talent, or energy you bring to Belden
- **Outside board positions** – Accepting a role that interferes with your obligations to Belden or puts you in a position that may lead you to inadvertently disclose information that is proprietary to Belden
- **Personal relationships** – Supervising a relative or someone with whom you have a close personal relationship
- **Outside opportunities** – Taking a business opportunity away from the Company for your own personal gain
- **Belden resources** – Using Belden's name, property, or information, without approval, to support a personal interest or activity

Disclose potential conflicts. If you find yourself facing a situation that might compromise your ability to make objective decisions on behalf of Belden, don't proceed, and don't keep it to yourself. Let the Legal Department know about it either via email or through our conflicts of interest disclosure platform, so you can work together with the Company to avoid a possible conflict.

CONSIDER THIS ...

It's not possible to list every potential conflict of interest scenario, so ask yourself:


Could this situation or relationship influence the decisions I make for Belden?
Could it look like a conflict to someone else?
Am I thinking about using Belden's resources or my position to further my personal interests?

Answering **"yes"** to any of these questions points to a possible conflict. Ask for guidance before proceeding.

OUR POLICY IN PRACTICE

Before coming to work here, I invested in a company that supplies products to Belden. Does that investment now present a conflict of interest?

It might – it depends on what your job responsibilities are at Belden, whether you have any inside information about the company (see the Insider Trading section of our Code), your ability to influence Belden's purchasing decisions with the supplier, and the amount of your investment. Small investments in publicly traded companies are usually not a problem. Talk with your manager or the Legal Department to determine if there is any action you should take.

APPROPRIATE BUSINESS GIFTS AND ENTERTAINMENT

OUR PROMISE

We understand that the exchange of gifts and entertainment can also present a conflict of interest – anything that is lavish or offered too frequently can suggest that someone is attempting to gain an unfair business advantage. We're careful to use good judgment and follow the rules before giving or accepting anything of value.

OUR ACTIONS

Stay within the guidelines. The exchange of business courtesies (such as gifts, hospitality, meals, and entertainment) is a normal part of building business relationships. But when a business courtesy goes too far, it can send the wrong message. The best way to maintain your personal integrity is to know and comply with our policies and ask questions anytime you're not sure of what is appropriate.

WHAT'S ACCEPTABLE?

In general, anything you give or receive …

SHOULD:

- Be legal
- Serve a legitimate business purpose
- Be of nominal value
- Be infrequent

SHOULD NOT:

- Be extravagant
- Be offered frequently
- Be offered with an intent to sway a business decision
- Embarrass Belden

Observe a stricter standard with government officials. The rules for gifts and entertainment are different for government officials – regardless of local practice or your good intentions, you may not offer any business courtesy of any value to a government official unless you receive approval in advance. For more information, see the Ethical Government Contracting Practices and Anti-bribery and Anti-corruption sections of our Code.

FIND OUT MORE

Gifts and Entertainment Policy

OUR POLICY IN PRACTICE

One of our vendors has season tickets for the local sports team. He can't make it to the game this weekend and offered his two tickets to me. The tickets aren't expensive. May I accept?

No, even if the tickets are inexpensive, they don't serve a legitimate business purpose since you are not attending the game with the partner. You should politely decline the offer.

ACCURATE RECORDS

OUR PROMISE

Accurate records lead to good business decisions, so we follow our policies, procedures, internal controls, and applicable laws to ensure a clear and complete picture of our operations. Anything less could lead to not only a loss of profits but also a loss of credibility with our employees, customers, and shareholders.

OUR ACTIONS

Focus on accuracy. No matter what kind of records you create or update (and no matter how small an entry you make), be honest and thorough. Make sure to provide any supporting documentation or approvals that are required.

Be truthful. It's important to show the true nature of every transaction. That means we never falsify or mischaracterize any record or establish undisclosed accounts for any reason. It also means we classify and record entries properly – in the correct account and the correct accounting period.

Make honest disclosures. If your job involves making disclosures to government or regulatory authorities or responding to audits or investigations, be transparent and cooperative. Make sure the information you provide is complete, fair, accurate, timely, and understandable.

Manage records responsibly. Be sure you know and follow our policies related to handling, storing, and disposing of information. Take care that you do not destroy or discard any record that is needed for an investigation, an audit, or a legal proceeding – if you receive a legal hold notice, follow the instructions and maintain information until you are authorized to dispose of it.

FIND OUT MORE

Record Retention Policy


EXAMPLES OF OUR "RECORDS" INCLUDE:
Accounting statements
Expense reports
Time cards
Invoices and shipping records
Quotes and contracts
Safety reports and test results
Emails and correspondence
Additional types of records can be found in our Record Retention Policy

OUR POLICY IN PRACTICE

I believe a coworker has misrepresented the dates on some recent sales, attributing them to last quarter. Should I do something?

Yes, you should speak to your coworker to find out if it's an honest mistake. But if the person does not correct the error, talk to your manager or other Company resource. Inaccuracies in our books and records, if left uncorrected, can have consequences for our business, so it's important that a misrepresentation like this one is brought to light.

Questions or concerns about financial misconduct? Contact the Ombudsman or the Hotline.

ETHICAL POLITICAL AND LOBBYING ACTIVITIES

OUR PROMISE

We strive for continuous improvement, both in our business and our communities. Belden encourages employees to help improve our communities by getting involved in initiatives we care about. Our support is personal, but our activities must be lawful and in line with Belden's policies and Values.

OUR ACTIONS

Give your own time and resources. If you choose to support a particular candidate or cause, either through volunteering or financial support, do so on your own time and using your own resources. Belden doesn't support or donate to particular political candidates, so do not speak or donate on Belden's behalf or expect reimbursement for a donation.

Avoid potential conflicts. Your support of a candidate or cause should never interfere with your work at Belden or your coworkers. Never pressure anyone at Belden to offer their support. Be especially careful if you are a manager – your team should never feel pressured to support your cause or candidate.

Don't lobby for Belden. Belden complies with all lobbying laws, which relate to communicating with lawmakers in an effort to shape public policy. Lobbying is highly regulated, so if you come in contact with government officials, know how these laws apply to you, and never attempt to influence them to take some unlawful action on Belden's behalf.



OUR PROMISE TO UPHOLD THE LAW



WE ENSURE THAT EVERY ACTION AND DECISION WE MAKE REFLECTS OUR COMMITMENT TO EXCELLENCE AND COMPLIANCE WITH THE LAWS THAT APPLY TO US.

ANTI-BRIBERY AND ANTI-CORRUPTION

OUR PROMISE

We believe in doing business ethically – free from bribery or corruption, which conflicts with Belden's Values and damages markets and public trust. That's why we follow the anti-bribery and anti-corruption laws that apply everywhere we operate. We succeed on our own merit – never by making inappropriate offers to gain an advantage.

OUR ACTIONS

Recognize potential bribes. Each of us must recognize and avoid bribes, which can be anything of value offered to influence a business decision, win or retain business or receive preferential treatment. If you see or suspect an act of bribery, voice your concerns immediately.

Know and follow the law. Remember, we are subject to the bribery and corruption laws of multiple countries, which are designed to prevent inappropriate offers. All of Belden's transactions are subject to these laws wherever we do business, including the U.S. Foreign Corrupt Practices Act ("FCPA"), so be sure you understand them. Violations of these laws could bring serious consequences, like prison time and fines, so ask your manager or the Legal Department if you have a question about a law.

Negotiate with care. Show integrity in negotiations with customers and business partners. Record transactions accurately and never offer or accept anything that could appear to be improper. Hold anyone who works on Belden's behalf to the same standards. Monitor their work and remember, we can be held responsible if they violate the law.

Use enhanced care in government interactions. Remember, interactions with government officials are held to a higher standard, so never offer anything of value that could look like a bribe. That includes offers to foreign government employees or employees of government-controlled businesses. Refuse any requests to pay a government official a facilitation or "grease" payment to speed up a government action, even if it's small or customary. See the Ethical Government Contracting Practices and Appropriate Business Gifts and Entertainment sections for more information.

WHAT DO BRIBES LOOK LIKE?

Bribes can take many forms, but all are illegal. Examples include:

- Cash or cash equivalents
- Lavish gifts or entertainment
- Stock
- Special discounts that are not part of an authorized marketing program
- Charitable or political contributions
- Facilitation payments
- Payment of travel expenses

A bribe could also be a "kickback," or money paid to reward someone for facilitating a transaction or some other outcome.

FIND OUT MORE

Global Anti-Corruption Policy

OUR POLICY IN PRACTICE

A consultant with which we work has submitted an invoice that lists some vague cash payments for "government fees." Should I question this invoice?

Yes, you should. This notation could indicate a facilitation payment, which we do not pay. Ask the consultant for supporting details and receipts for this and any other cash payment. If the consultant cannot provide them or you suspect a bribe, voice your concerns right away.



INSIDER TRADING

OUR PROMISE

Good investing is based on diligent research and smart decisions, but we should never use nonpublic information to influence those decisions. We follow insider trading laws and protect material nonpublic, or "inside" information from disclosure, never using it for our own personal gain.

OUR ACTIONS

Secure inside information. Through your work, you may become aware of material nonpublic information about Belden, our customers or other third parties. If that happens, you also become an "insider," meaning you have information that could affect an investor's decision about buying, selling, or holding securities – information the public doesn't know yet. Insider trading laws prohibit you from using this information to trade (or advise anyone else about trading) stock or securities.

Don't "tip" others. The law also prohibits us from sharing inside information with others, also known as "tipping." That means it is illegal to share inside information with anyone, including family or friends, who could use this information to trade securities. The consequences of violating these laws can be severe, even if you don't intend for someone to trade on it. If it appears like an improper tip, you could face criminal penalties.

Do you have questions about whether or not information is inside information? Seek guidance from the Legal Department before you share it or make a trade.

WHAT IS INSIDE INFORMATION?

It could include information about things like:

- Marketing strategies
- Changes in leadership
- Potential business deals
- Customers or business partners
- Potential mergers or acquisitions
- Impending legal action or investigations.

FIND OUT MORE

Insider Trading Policy

OUR POLICY IN PRACTICE

I am aware of some inside information about one of our customers – a potential acquisition. But I haven't yet traded based on it. The customer has now sent out a press release announcing the acquisition. May I buy securities in this company now?

It depends. Now that the information has been released to the public, either through a press release, government filing, or some other official communication, you may use it to buy or sell securities under insider trading laws. You may, however, want to consider the ethical implications of investing in securities of a customer. Depending on the size of the investment, it may create a conflict of interest for you in future dealings with the customer.



INTERNATIONAL TRADE LAWS

OUR PROMISE

Doing business in multiple countries can get complicated, and a variety of laws apply that regulate how we conduct imports and exports. Because Belden works around the world, we understand how important it is to understand and comply with these laws to avoid illegal or inappropriate deals.

OUR ACTIONS

Know the rules. If your work involves exports, (shipping products, services, technology, technical information, or software to a non-U.S. citizen in another country), you need to understand and comply with both U.S. laws and the trade laws and regulations that apply in the countries where you do business. Keep in mind that laws change periodically, so stay up-to-date with any new requirements. Contact the Legal Department for guidance.

Work with ethical partners. The U.S. government maintains lists of prohibited individuals and businesses that we have an obligation to honor, even in transactions that take place outside of the United States and that do not involve U.S. persons. Make sure you do not conduct business with the parties on these lists. Also make sure our third parties do not do business with them. Voice your concerns if you suspect a possible violation.

Document with care. Classify imports and exports accurately and in advance. Always include proper labeling, documentation, licensing, and approvals. Also have accurate and complete paperwork showing the final destination and final use. Make sure no facilitation fees are paid and no prohibited parties are involved.

FIND OUT MORE

Export and Anti-Boycott Control Policy

DID YOU KNOW?

If a transaction involves more than one country, multiple laws may apply. Check and double check to make sure you comply. You can also check with the Legal Department if laws seem to conflict.

BOYCOTTS AND SANCTIONED COUNTRIES

OUR PROMISE

Around the world, countries use boycotts to protest the policies or actions of other countries. As a U.S.-based company, Belden doesn't participate in these boycotts unless they are supported by the U.S. government. We're careful to follow the law to ensure ethical international trade and partnerships.

OUR ACTIONS

Know the laws. Anti-boycott laws are designed to keep U.S. companies from being used to enforce other countries' policies, especially when they conflict with U.S. policy. These laws, such as the Arab League boycott of Israel, prohibit any participation in a boycott or discrimination based on factors like race, religion, sex, national origin, or nationality. They also prohibit sharing boycott-related information or making deals that contain boycott terms or conditions. Violations of these laws can be serious, including civil and criminal penalties.

Don't participate in prohibited boycotts. Never take actions, make statements, or provide information that could make it appear that Belden supports a prohibited boycott. If you receive a request to comply with a foreign boycott, contact the Legal Department so we can properly report it.

Know the lists. The U.S. government, the United Nations, and the European Union maintain a list of countries where embargoes or other restrictions are required. This list is updated periodically, but if your work involves exports it's important for you to know which countries are sanctioned. You also need to know what activities are restricted, such as:

- Asset transfers
- Payments
- Services provided
- Technology exports
- Travel

Do you have questions about a particular country, law, or restriction? Talk to the Legal Department.

WHEN ARE SANCTIONS UTILIZED?

They are often used in reaction to activity like:

- Sponsoring terrorism
- Proliferating weapons
- Trafficking narcotics
- Using forced or child labor
- Violating human rights

FIND OUT MORE

Export and Anti-Boycott Control Policy

OUR POLICY IN PRACTICE

I noticed something in a new contract with a supplier that sounds like potential boycott language. It says that "invoices must have a certificate of origin stating that goods are not of Israeli origin." What should I do?

Contact the Legal Department immediately to address this language. It may be possible to amend the contract and negotiate change, but the Legal Department must be notified so we can take proper action.

OUR PROMISES FOR THE FUTURE



WE BELIEVE THE WORK WE DO CAN CHANGE THE WORLD, MEETING ITS CHALLENGES WITH BOTH PEOPLE- AND PLANET-FRIENDLY SOLUTIONS.

ENVIRONMENTAL STEWARDSHIP

LET THE WORLD KNOW ...

Belden is serious about protecting the environment. When you are responsible in your own actions, you let everyone know (including our third parties and the public) that we live our commitment to the environment. You should also encourage others to do the same.

FIND OUT MORE

Visit the Corporate Responsibility page on our website

OUR POLICY IN PRACTICE

I have seen some employees in our facility disposing of chemicals in a way that deviates from our procedures. I think it could be creating an environmental hazard, but I'm not sure. Should I say something about this?

Yes, you should. Even if you are not sure if this is a real hazard, you should voice your concerns immediately. You could help prevent further harm.

OUR PROMISE

We believe protecting the environment is our responsibility, both as a Company and as individuals. Each of us must do our part to minimize Belden's impact on our planet by following environmental laws and seeking ways to do business smarter, cleaner, and more efficiently.

OUR ACTIONS

Follow the law. Because Belden operates in many different countries, a variety of environmental laws and regulations apply to us. We rely on you to understand how these laws apply to your work, especially if your job involves manufacturing our products. Use care in procuring materials, handling emissions, and storing, handling, and disposing of toxic materials.

Be proactive. Watch for opportunities to reduce the amount of waste we produce by recycling or re-using resources whenever you can. Support our conservation efforts by being responsible with water, paper, and electricity.

Stand up for the environment. If you see environmental hazards anywhere in our business, don't ignore them, whether it's improper waste disposal, spills, or release of pollutants. Voice your concerns immediately.

If you have an idea of how we can reduce our environmental impact, we want to hear it. Submit your idea to Belden operations in your region.



HUMAN RIGHTS AND FAIR LABOR

OUR PROMISE

As a global company, Belden interacts with many cultures, customs, and legal systems. The way we operate and handle those interactions impacts human rights. We expect every employee to recognize this responsibility and share our commitment to building a sustainable, people-centered business.

OUR ACTIONS

Protect basic human dignity. Every aspect of Belden's business impacts human rights, from the way we source materials and employ people to the way we manufacture and distribute our products. Remember, we prohibit any practices that endanger the people who work on Belden's behalf and don't tolerate practices like:

- Child labor
- Forced or compulsory labor
- Human trafficking
- Physical punishment

Monitor third parties. Belden also expects any third parties who work with us to share our commitment to protecting human rights. If you work with or select our vendors, suppliers, or other third parties, make sure they have no history of human rights abuses. Monitor the way they work and ensure their compliance with Belden's policies, Values, and human rights laws.

Know and follow the law. A variety of human rights laws apply to Belden around the world. No matter what job you hold or where in the world you work, get to know these laws. Follow these laws carefully, and if you suspect a violation either by a Belden employee or a third party, voice your concerns immediately.

WHAT RIGHTS DO WE PROTECT?

We work to ensure that people everywhere have:

- Fair pay
- Safe work conditions
- Reasonable work hours
- A choice of whether to work
- Freedom of association or collective bargaining

FIND OUT MORE

Modern Slavery and Human Trafficking Policy

SOCIAL RESPONSIBILITY AND PHILANTHROPY

HOW DOES BELDEN HELP?

We contribute through our own:

- Ethical labor practices
- Philanthropic efforts
- Charitable donations
- Environmental protection
- Volunteering
- Clean manufacturing

FIND OUT MORE

Click here to read more about Belden's philanthropic efforts.

OUR PROMISE

At Belden, we believe in being an integral part of the communities we serve. We strive to do good works in our world and our communities, ensuring that our business has a positive impact and our employees play an active role.

OUR ACTIONS

Demonstrate our commitment. We rely on you to share Belden's commitment to social responsibility in your daily actions. Make sure the decisions you make benefit people and our world. You can also participate by getting involved in charitable activities and causes you're passionate about, responsibly donating your time and resources. Be sure to watch for Belden-sponsored volunteer opportunities at your location. When you get involved, you help us maintain our reputation as a responsible global citizen.

Honor the law. You have a responsibility to know and honor all laws that apply to your work – wherever in the world you work. If a law in one country differs from U.S. law or Belden's Code or Values, always follow the stricter requirement. Contact the Legal Department if you're ever unsure.

Be respectful. Belden employees work with and impact different cultures. Consider yourself an ambassador for Belden wherever you work, respecting local customs and cultures (when they don't violate our Code or the law), protecting communities, and caring for the environment.

You have a say in our social and philanthropic efforts. If you have ideas about how Belden can be an even greater force for good, we want to hear them. Talk to your manager and share your thoughts.

INNOVATION

OUR PROMISE

We work in highly dynamic and competitive industries, always striving for "what's next" – bringing our customers the next best-in-class technology solutions. That is what Belden is known for and what we will continue to deliver through our employees' drive and creativity.

OUR ACTIONS

Innovate with integrity. At Belden, we're doing game-changing work in a variety of markets. Innovation is a key component of our culture, and we expect our employees to stretch themselves and give us their very best each day. We also expect you to make sure that you're not just working faster and smarter – but also that your work always aligns with our Values and our Code.

Respect property rights. As you innovate for Belden, keep in mind that anything you create and the discoveries you make while working for us belong to Belden (including research, designs, improvements, writings, and any other creative work). You have a duty to share those creations with Belden and not use them for your own personal gain. Also respect the rights of others, being careful not to divulge confidential information or violate patents, trademarks, or other intellectual property rights.

CHECK YOURSELF

As you do your work for Belden, make sure you can answer "**yes**" to all of these questions:

- Am I respecting the rights of others?
- Am I doing business in an environmentally responsible manner?
- Am I complying with all applicable laws and regulations?
- Am I being thoughtful in my communications with others – not speaking on Belden's behalf or disclosing anyone's confidential information?
- Am I acting as a good ambassador for Belden, demonstrating integrity and reflecting our Values?

If you answer "**no**" or "**maybe**" to any of these questions, stop and reconsider your actions. If you still need help, ask for guidance from your manager or the Legal Department.

WHERE TO GO FOR HELP

If you have a question, Belden offers a variety of resources to contact for help:

ISSUES OR CONCERNS	CONTACT
To ask questions, report potential misconduct, or other ethical concerns	Your manager Your local Human Resources representative The Belden Compliance Team, which includes the Legal Department and the Internal Audit Department. This team can be reached via email: ombudsman@belden.com Our ethics and compliance Hotline, which includes an anonymous reporting option, is available 24 hours a day, seven days a week: By phone at 1-800-461-9330 in the United States and Canada Or online at www.belden.com/ethics NOTE: Our Hotline is powered by a third-party vendor called Convercent. When you visit the website, you'll find a list of local phone numbers for areas outside the United States and Canada as well as a link to the Belden associate Compliance Portal.
For legal questions	The Legal Department
For financial questions	Your local Finance Manager
To view Company policies	Legal and Compliance Employee Policy Page
To see guidelines for your location	Your manager or your local Human Resources contact
For information about Company benefits	Your local Human Resources contact
For media inquiries	Corporate Communications
For inquiries from shareholders or investors	Investor Relations
For data privacy questions	Data Privacy Team